Exhibit 99.1

Press Release	For Immediate Release
Date: August 1, 2023

GLEN BURNIE BANCORP ANNOUNCES

SECOND QUARTER 2023 RESULTS

GLEN BURNIE, MD (August 1, 2023) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $276,000, or $0.10 per basic and diluted common share for the three-month period ended June 30, 2023, compared to net income of $309,000, or $0.11 per basic and diluted common share for the three-month period ended June 30, 2022. Bancorp reported net income of $710,000, or $0.25 per basic and diluted common share for the six-month period ended June 30, 2023, compared to $540,000, or $0.19 per basic and diluted common share for the same period in 2022. On June 30, 2023, Bancorp had total assets of $363.6 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 124th consecutive quarterly dividend on August 7, 2023.

“The decrease in earnings during the second quarter of 2023, compared to the same period of 2022, was primarily due to increases in our provision for credit loss allowance on loans, which partially offset the positive impact of rising interest rates on our interest earning assets,” said John D. Long, President and Chief Executive Officer. “We mitigated the increased credit loss allowance on loans through the repricing of new and existing loans at higher yields and by deploying excess liquidity into higher yielding assets during the first half of 2023. Despite declining loan balances in a volatile market environment, we have built a solid earnings stream that should continue to deliver solid financial outcomes for the Company and our shareholders, even as interest rates continue to rise, and fears of an economic downturn continue to develop. Anne Arundel County, our primary operating area, remains a vibrant market and should weather this period of economic uncertainty. Non-performing assets remain low, and we maintain our conservative approach to credit underwriting. As with most companies, inflation pressure and increased wages due to a tight labor market caused increases in our non-interest expenses, which we are closely monitoring and managing. Historically, the Company has navigated both rising rate and recessionary cycles with good outcomes, and we believe that the Company and the Bank are well-positioned to weather the current economic environment.”

In closing, Mr. Long added, “We remain very positive about the Company’s performance during the second half of 2023. We see strong pipelines for business growth across our markets. We also have a high-quality balance sheet and business mix that we believe will support strong performance regardless of future economic conditions.”

Highlights for the First Six Months of 2023

Total interest income increased $0.6 million to $6.6 million for the six-month period ending June 30, 2023, compared to the same period in 2022. This resulted from a $471,000 increase in interest income on securities and a $169,000 increase in interest on deposits with banks and federal funds sold, consistent with the rising interest rate environment. The increase in interest income was driven by the repricing impact on earning asset yields of the change in asset mix from loans to investment securities. Loan pricing pressure/competition will continue to place pressure on the Company’s net interest margin.

Due to changes in the mix of the loan categories in the loan portfolio, primarily due to runoff of the indirect automobile portfolio, and a 0.12% increase in the current expected credit loss (“CECL”) percentage, the Company added to its allowance for credit losses on loans in the first half of 2023, as compared to the release of allowance for credit losses that occurred on loans in the first half of 2022. The Company expects that its strong liquidity and capital positions, along with the Bank’s total regulatory capital to risk weighted assets of 17.88% on June 30, 2023, compared to 15.90% for the same period of 2022, will provide ample capacity for future growth.

Return on average assets for the three-month period ended June 30, 2023, was 0.31%, compared to 0.29% for the three-month period ended June 30, 2022. Return on average equity for the three-month period ended June 30, 2023, was 5.88%, compared to 4.99% for the three-month period ended June 30, 2022. Lower net income and a lower average asset balance primarily drove the higher return on average assets, while lower net income and a lower average equity balance primarily drove the higher return on average equity.

The cost of funds decreased from 0.22% during the second quarter of 2022 to 0.18% during the second quarter of 2023. This 0.04% decrease was primarily due to the change in the funding mix between lower cost interest-bearing and noninterest-bearing deposit balances and higher cost borrowed funds, even though the cost of borrowed funds increased between these periods.

The book value per share of Bancorp’s common stock was $6.01 on June 30, 2023, compared to $7.44 per share on June 30, 2022. The decline was primarily due to the unrealized losses on available for sale securities, which was caused by the rapid increase in market interest rates.

On June 30, 2023, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 16.83% on June 30, 2023, compared to 15.13% on June 30, 2022. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $363.6 million on June 30, 2023, a decrease of $65.8 million or 18.10%, from $429.4 million on June 30, 2022. Investment securities decreased by $7.0 million or 4.84% to $150.8 million as of June 30, 2023, compared to $157.8 million for the same period of 2022. Loans, net of deferred fees and costs, were $180.6 million on June 30, 2023, a decrease of $20.1 million or 10.94%, from $200.7 million on June 30, 2022. Cash and cash equivalents decreased $39.6 million or 271.5%, from June 30, 2022, to June 30, 2023. Deferred tax assets increased $2.1 million or 25.39%, from June 30, 2022, to June 30, 2023, due to the tax effects of unrealized losses on available for sale securities.

Total deposits were $329.2 million on June 30, 2023, a decrease of $56.6 million or 16.48%, from $385.8 million on June 30, 2022. Noninterest-bearing deposits were $130.4 million on June 30, 2023, a decrease of $21.2 million or 15.59%, from $151.7 million on June 30, 2022. Interest-bearing deposits were $198.8 million on June 30, 2023, a decrease of $35.3 million or 17.07%, from $234.1 million on June 30, 2022. Total borrowings were $15.0 million on June 30, 2023, a decrease of $5.0 million or 25.00%, from $20.0 million on June 30, 2022.

As of June 30, 2023, total stockholders’ equity was $17.3 million (4.75% of total assets), equivalent to a book value of $6.01 per common share. Total stockholders’ equity on June 30, 2022, was $21.3 million (4.95% of total assets), equivalent to a book value of $7.44 per common share. The decrease in the ratio of stockholders’ equity to total assets was primarily due to the $4.9 million after-tax decline in market value of the Company’s available-for-sale securities portfolio. These increases in unrealized losses primarily resulted from increasing market interest rates year-over-year, which decreased the fair value of the investment securities.

Asset quality, which has trended within a narrow range over the past several years, has remained sound and reflected no pandemic-related impact on June 30, 2023. Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.16% of total assets on June 30, 2023, compared to 0.13% on December 31, 2022, demonstrating positive asset quality trends across the portfolio. The decrease in total assets from December 31, 2022, to June 30, 2023, drove the change. The allowance for credit losses on loans was $2.22 million, or 1.23% of total loans, as of June 30, 2023, compared to $2.16 million, or 1.16% of total loans, as of December 31, 2022. The allowance for credit losses for unfunded commitments was $496,000 as of June 30, 2023, compared to $477,000 as of December 31, 2022.

Review of Financial Results

For the three-month periods ended June 30, 2023, and 2022

Net income for the three-month period ended June 30, 2023, was $276,000, compared to $309,000 for the three-month period ended June 30, 2022.

Net interest income for the three-month period ended June 30, 2023, totaled $3.1 million, an increase of $311,000 from the three-month period ended June 30, 2022. The increase in net interest income was due to a $236,000 increase in interest income, and by a $75,000 decrease in the cost of interest-bearing deposits and borrowings. The rising interest rate environment and changes in asset and funding mix drove the higher net interest margin despite a decline in asset and funding balances.

Net interest margin for the three-month period ended June 30, 2023, was 3.44%, compared to 2.61% for the same period of 2022. Higher average yields and lower average balances on interest-earning assets combined with lower average interest-bearing funds, lower average noninterest-bearing funds, and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets decreased $67.9 million while the yield increased 0.78% from 2.82% to 3.60%, when comparing the three-month periods ending June 30, 2022, and 2023. The average balance on interest-bearing funds and noninterest-bearing funds decreased $46.3 million and $22.1 million, respectively, and the cost of funds decreased 0.04%, when comparing the three-month periods ending June 30, 2022, and 2023. The decrease in interest expense is related to a $16.2 million decrease in the average balance of borrowed funds and the resulting positive impact on the Company’s funding mix.

The average balance of interest-bearing deposits in banks and investment securities decreased $48.0 million from $229.9 million to $181.9 million for the second quarter of 2023, compared to the same period of 2022 while the yield increased from 1.64% to 2.49% during that same period. The increase in yields for the three-month period can be attributed to the rising interest rate environment and its positive impact on cash and investment yields.

Average loan balances decreased $19.9 million to $181.7 million for the three-month period ended June 30, 2023, compared to $201.6 million for the same period of 2022, while the yield increased from 4.16% to 4.71% during that same period. The increase in loan yields for the second quarter of 2023 reflected the accelerated runoff of the lower yielding indirect automobile loan portfolio and new loan originations in a rising rate environment.

The provision of allowance for credit loss on loans for the three-month period ended June 30, 2023, was $127,000, compared to a release of $116,000 for the same period of 2022. The increase in the provision for the three-month period ended June 30, 2023, when compared to the three-month period ended June 30, 2022, primarily reflects a $19.4 million decrease in the reservable balance of the loan portfolio (excluding PPP loans) and a 0.12% increase in the current expected credit loss percentage.

Noninterest income for the three-month period ended June 30, 2023, was $239,000, compared to $260,000 for the three-month period ended June 30, 2022, a decrease of $21,000 or 8.31%. The decrease was driven primarily by a $19,000 reduction in other fees and commissions.

For the three-month period ended June 30, 2023, noninterest expense was $2.92 million, compared to $2.83 million for the three-month period ended June 30, 2022, an increase of $90,000. The primary contributors to the $90,000 increase, when compared to the three-month period ended June 30, 2022, were increases in salary and employee benefits, and data processing and item processing services, offset by decreases in occupancy and equipment expenses, legal, accounting, and other professional fees, loan collection costs and other expenses.

For the six-month periods ended June 30, 2023, and 2022

Net income for the six-month period ended June 30, 2023, was $710,000, compared to $540,000 for the six-month period ended June 30, 2022.

Net interest income for the six-month period ended June 30, 2023, totaled $6.3 million, an increase of $807,000 from the six-month period ended June 30, 2022. The increase in net interest income was due to $606,000 higher interest income, and $201,000 lower interest expense on interest-bearing deposits and borrowings. The rising interest rate environment and change in asset and funding mix drove the higher net interest margin even though asset and funding balances declined.

Net interest margin for the six-month period ended June 30, 2023, was 3.42%, compared to 2.57% for the same period of 2022. Higher average yields and lower average balances on interest-earning assets combined with lower average interest-bearing funds, lower average noninterest-bearing funds, and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets decreased $59.3 million, while the yield increased 0.77% from 2.79% to 3.56%, when comparing the six-month periods ending June 30, 2022, and 2023. The average balance on interest-bearing funds and noninterest-bearing funds decreased $41.0 million and $18.7 million, respectively, and the cost of funds decreased 0.08%, when comparing the six-month periods ending June 30, 2022, and 2023. The decrease in interest expense is related to a $18.1 million decrease in the average balance of borrowed funds and the resulting positive impact on the Company’s funding mix.

The average balance of interest-bearing deposits in banks and investment securities decreased $38.0 million from $225.7 million to $187.7 million for the six-month period ending June 30, 2023, compared to the same period of 2022 while the yield increased from 1.50% to 2.48% during that same period. The increase in yields for the six-month period can be attributed to the rising interest rate environment and its positive impact on cash and investment yields.

Average loan balances decreased $21.3 million to $183.2 million for the six-month period ended June 30, 2023, compared to $204.5 million for the same period of 2022 while the yield increased from 4.20% to 4.65% during that same period. The increase in loan yields for the first half of 2023 reflected the accelerated runoff of the lower yielding indirect automobile loan portfolio and new loan originations in a rising rate environment.

The Company recorded a provision of allowance for credit loss on loans of $85,000 for the six-month period ending June 30, 2023, compared to a release of $217,000 for the same period in 2022. The $302,000 increase in the provision in 2023, compared to 2022, primarily reflects a $19.4 million decrease in the reservable balance of the loan portfolio (excluding PPP loans) and a 0.11% increase in the current expected credit loss percentage. As a result, the allowance for credit loss on loans was $2.22 million on June 30, 2023, representing 1.23% of total loans, compared to $2.24 million, or 1.12% of total loans on June 30, 2022.

Noninterest income for the six-month period ended June 30, 2023, was $485,000, compared to $514,000 for the six-month period ended June 30, 2022, a decrease of $29,000 or 5.60%. The decrease was driven primarily by $29,000 of lower other fees and commissions.

For the six-month period ended June 30, 2023, noninterest expense was $5.9 million, compared to $5.6 million for the six-month period ended June 30, 2022. The primary contributors when comparing to the six-month period ended June 30, 2022, were increases in salary and employee benefits costs, data processing and item processing services, FDIC insurance costs, and loan collection costs, offset by decreases in occupancy and equipment expenses, legal, accounting, and other professional fees, and other expenses.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2023	2023	2022	2022
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$1,965	$1,959	$2,035	$2,140
Interest-bearing deposits in other financial institutions	9,783	12,633	28,057	49,226
Total Cash and Cash Equivalents	11,748	14,592	30,092	51,366

Investment securities available for sale, at fair value	150,820	144,726	144,133	157,823
Restricted equity securities, at cost	403	191	221	1,071

Loans, net of deferred fees and costs	180,551	184,141	186,440	200,698
Less: Allowance for credit losses(1)	(2,222)	(2,161)	(2,162)	(2,238)
Loans, net	178,329	181,980	184,278	198,460

Premises and equipment, net	3,276	3,171	3,277	3,446
Bank owned life insurance	8,572	8,532	8,493	8,414
Deferred tax assets, net	8,520	8,142	8,902	6,452
Accrued interest receivable	1,139	1,259	1,159	1,145
Accrued taxes receivable	70	8	-	245
Prepaid expenses	382	479	493	448
Other assets	348	333	388	523
Total Assets	$363,607	$363,413	$381,436	$429,393

LIABILITIES
Noninterest-bearing deposits	$130,430	$136,324	$143,262	$151,679
Interest-bearing deposits	198,794	206,690	219,685	234,086
Total Deposits	329,224	343,014	362,947	385,765

Short-term borrowings	15,000	-	-	10,000
Long-term borrowings	-	-	-	10,000
Defined pension liability	320	318	317	313
Accrued expenses and other liabilities	1,804	1,846	2,118	2,050
Total Liabilities	346,348	345,178	365,382	408,128

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,872,834; 2,868,504; 2,865,046; 2,858,635 shares as of June 30, 2023, March 31, 2023, December 31, 2022, and June 30,2022 respectively.	2,873	2,869	2,865	2,859
Additional paid-in capital	10,914	10,888	10,862	10,810
Retained earnings	23,716	23,727	23,579	22,946
Accumulated other comprehensive loss	(20,244)	(19,249)	(21,252)	(15,350)
Total Stockholders' Equity	17,259	18,235	16,054	21,265
Total Liabilities and Stockholders' Equity	$363,607	$363,413	$381,436	$429,393

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Interest income
Interest and fees on loans	$2,135	$2,089	$4,223	$4,256
Interest and dividends on securities	999	794	1,964	1,492
Interest on deposits with banks and federal funds sold	133	147	365	197
Total Interest Income	3,267	3,030	6,552	5,945

Interest expense
Interest on deposits	115	120	222	244
Interest on short-term borrowings	38	88	38	191
Interest on long-term borrowings	-	19	-	26
Total Interest Expense	153	227	260	461

Net Interest Income	3,114	2,803	6,292	5,484
Provision/release of credit loss allowance	127	(116)	85	(217)
Net interest income after release of credit loss provision	2,987	2,919	6,207	5,701

Noninterest income
Service charges on deposit accounts	38	40	80	82
Other fees and commissions	161	180	326	355
Loss/gain on securities sold/redeemed	-	1	-	1
Income on life insurance	40	39	79	76
Total Noninterest Income	239	260	485	514

Noninterest expenses
Salary and employee benefits	1,701	1,516	3,398	3,136
Occupancy and equipment expenses	299	316	627	647
Legal, accounting and other professional fees	235	260	498	585
Data processing and item processing services	281	235	549	461
FDIC insurance costs	37	29	82	54
Advertising and marketing related expenses	23	21	45	43
Loan collection costs	2	20	3	(55)
Telephone costs	34	41	75	85
Other expenses	313	397	593	663
Total Noninterest Expenses	2,925	2,835	5,870	5,619

Income before income taxes	301	344	822	596
Income tax expense	25	35	112	56

Net income	$276	$309	$710	$540

Basic and diluted net income per common share	$0.10	$0.11	$0.25	$0.19

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the six months ended June 30, 2023 and 2022

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2021	$2,854	$10,759	$22,977	$(874)	$35,716

Net income	-	-	540	-	$540
Cash dividends, $0.20 per share	-	-	(571)	-	$(571)
Dividends reinvested under dividend reinvestment plan	5	51	-	-	$56
Other comprehensive loss	-	-	-	(14,476)	$(14,476)
Balance, June 30, 2022	$2,859	$10,810	$22,946	$(15,350)	$21,265

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2022	$2,865	$10,862	$23,579	$(21,252)	$16,054

Net income	-	-	710	-	710
Cash dividends, $0.20 per share	-	-	(573)	-	(573)
Dividends reinvested under dividend reinvestment plan	8	52	-	-	60
Other comprehensive income	-	-	-	1,008	1,008
Balance, June 30, 2023	$2,873	$10,914	$23,716	$(20,244)	$17,259

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

(unaudited)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio		Ratio		Ratio
As of June 30, 2023:
Common Equity Tier 1 Capital	$37,755	16.83%	$10,093	4.50%	$14,579	6.50%
Total Risk-Based Capital	$40,105	17.88%	$17,944	8.00%	$22,430	10.00%
Tier 1 Risk-Based Capital	$37,755	16.83%	$13,458	6.00%	$17,944	8.00%
Tier 1 Leverage	$37,755	10.51%	$14,369	4.00%	$17,961	5.00%

As of March 31, 2023:
Common Equity Tier 1 Capital	$37,777	16.57%	$10,257	4.50%	$14,816	6.50%
Total Risk-Based Capital	$40,052	17.57%	$18,234	8.00%	$22,793	10.00%
Tier 1 Risk-Based Capital	$37,777	16.57%	$13,676	6.00%	$18,234	8.00%
Tier 1 Leverage	$37,777	10.12%	$14,933	4.00%	$18,666	5.00%

As of December 31, 2022:
Common Equity Tier 1 Capital	$37,963	16.45%	$10,383	4.50%	$14,998	6.50%
Total Risk-Based Capital	$39,866	17.28%	$18,459	8.00%	$23,074	10.00%
Tier 1 Risk-Based Capital	$37,963	16.45%	$13,845	6.00%	$18,459	8.00%
Tier 1 Leverage	$37,963	9.53%	$15,938	4.00%	$19,922	5.00%

As of June 30, 2022:
Common Equity Tier 1 Capital	$37,267	15.13%	$11,087	4.50%	$16,015	6.50%
Total Risk-Based Capital	$39,183	15.90%	$19,711	8.00%	$24,639	10.00%
Tier 1 Risk-Based Capital	$37,267	15.13%	$14,783	6.00%	$19,711	8.00%
Tier 1 Leverage	$37,267	8.58%	$17,383	4.00%	$21,728	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended		Year Ended
	June 30,	March 31,	June 30	June 30,	June 30,	December 31,
	2023	2023	2022	2023	2022	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$363,607	$363,413	$429,393	$363,607	$429,393	$381,436
Investment securities	150,820	144,726	157,823	150,820	157,823	144,133
Loans, (net of deferred fees & costs)	180,551	184,141	200,698	180,551	200,698	186,440
Allowance for loan losses	2,222	2,161	2,238	2,222	2,238	2,162
Deposits	329,224	343,014	385,765	329,224	385,765	362,947
Borrowings	15,000	-	20,000	15,000	20,000	-
Stockholders' equity	17,259	18,235	21,265	17,259	21,265	16,054
Net income	276	435	309	710	540	1,745

Average Balances
Assets	$359,482	$372,955	$434,297	$366,536	$437,884	$424,992
Investment securities	170,653	172,519	167,651	171,586	161,625	168,990
Loans, (net of deferred fees & costs)	181,693	184,786	201,633	183,240	204,477	198,934
Deposits	335,031	353,861	387,358	344,446	386,066	382,164
Borrowings	3,793	2	20,000	1,898	20,001	16,613
Stockholders' equity	18,797	17,127	24,903	18,309	29,511	24,042

Performance Ratios
Annualized return on average assets	0.31%	0.47%	0.29%	0.39%	0.25%	0.41%
Annualized return on average equity	5.88%	9.90%	4.99%	7.82%	3.69%	7.26%
Net interest margin	3.44%	3.41%	2.61%	3.42%	2.57%	2.81%
Dividend payout ratio	104%	66%	92%	81%	106%	65%
Book value per share	$6.01	$6.36	$7.44	$6.01	$7.44	$5.60
Basic and diluted net income per share	0.10	0.15	0.11	0.25	0.19	0.61
Cash dividends declared per share	0.10	0.10	0.10	0.20	0.20	0.40
Basic and diluted weighted average shares outstanding	2,871,026	2,867,082	2,857,616	2,867,039	2,856,441	2,859,239

Asset Quality Ratios
Allowance for loan losses to loans	1.23%	1.17%	1.12%	1.23%	1.12%	1.16%
Nonperforming loans to avg. loans	0.32%	0.26%	0.12%	0.31%	0.11%	0.25%
Allowance for loan losses to nonaccrual & 90+ past due loans	385.8%	451.6%	964.4%	385.8%	964.4%	433.9%
Net charge-offs annualize to avg. loans	0.15%	-0.09%	0.05%	0.03%	0.01%	0.10%

Capital Ratios
Common Equity Tier 1 Capital	16.83%	16.57%	15.13%	16.83%	15.13%	16.45%
Tier 1 Risk-based Capital Ratio	16.83%	16.57%	15.13%	16.83%	15.13%	16.45%
Leverage Ratio	10.51%	10.12%	8.58%	10.51%	8.58%	9.53%
Total Risk-Based Capital Ratio	17.88%	17.57%	15.90%	17.88%	15.90%	17.28%